Articles of Incorporation
(PURSUANT TO NRS 78)
STATE OF NEVADA
Secretary of State

FIRST:	The name of the corporation is Bibb Corporation.

SECOND:	The resident agent for this corporation is: Access Incorporation Services, Inc. Street Address: 1504 #8-RS268 Main Street, Gardnerville, NV 89410-5273. (physical location only, no mail allowed).

Mailing address if different:
20121 Ventura Blvd., Suite 302
Woodland Hills, CA 91364

THIRD:	The amount of the total authorized capital stock of this corporation is 25,000,000 shares of common stock having $.001 par value.

FOURTH:	The governing Board of Directors shall consist of one director and the name and address are as follows:

Judson Bibb
1777 Polk Street #4P
Hollywood, FL 33020

FIFTH:
The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Nevada.

SIXTH:	The form includes the minimal statutory requirements to incorporate under NRS 78. There are no pages attached.

SEVENTH:	Signature of Incorporator

Dean Patel
Access Incorporation Services, Inc.
20121 Ventura Blvd., Suite #302
Woodland Hills, CA 91364

Signature of incorporator

EIGHTH:	Certificate of acceptance of appointment of resident agent: I, Access Incorporation Services, Inc., hereby accept appointment as resident agent for the above named

Date:	July 21, 2002
                                  Signature of resident agent
                                  Dean Patel on behalf of
                                                                                                     Access Incorporation Services, Inc.